EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT
Multimedia Games, Inc., a Delaware corporation
MGAM Technologies, LLC, a Delaware limited liability company
MegaBingo International, LLC, a Delaware limited liability company
Multimedia Games de México S. de R.L. de C.V., a Mexican entity
Multimedia Games de México 1 S. de R.L. de C.V., a Mexican entity
Servicios de Wild Basin S. de R.L. de C.V., a Mexican entity
MGAM Canada, Inc., a Canadian entity
MGAM Peru SRI, a Peruvian entity
23 Acquisition Co., a North Carolina corporation